PLR

Porter, LeVay & Rose, Inc.

INVESTOR RELATIONS

Andrew Berlin, VP - Investor Relations Jeffrey Myhre, VP - Editorial
Seven Penn Plaza ▪ New York, NY 10001 ▪ 212-564-4700 ▪ FAX 212-244-3075 ▪ www.plrinvest.com ▪ plrmail@plrinvest.com

HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER ENTERS INTO MOU WITH NEW DELHI-BASED BELLISS INDIA TO SELL & DEPLOY HEC PRODUCTS IN INDIA

Constant Stable Power to India through Hydrogen-Wind Combination

ALGONA, IA, September 5, 2007 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG), a designer, manufacturer and distributor of alternative-fueled internal combustion engines and distributed power generation equipment, today announced that it has entered into a memorandum of understanding with New Delhi-based Belliss India Limited to sell, deploy, and service its engines and distributed generation equipment in India.

“We believe our new relationship with Belliss offers HEC the opportunity to establish broader sales penetration of carbonless energy products in India while allowing Belliss to expand its product and service scope. HEC’s products are complementary to Belliss’ core competencies and products of which steam turbine power plants are their primary focus,” stated Don Vanderbrook, COO of HEC.

He continued, “We believe being able to work with a company like Belliss makes sound business sense for a number of reasons, including India’s emerging renewable energy market and the ability to deploy distributed generation to parts of the country that are not served by conventional power sources. Moreover, Belliss India has a wide array of client contacts throughout the subcontinent in a variety of industries and locations that offer us immense sales potential. Also, this memorandum of understanding has provisions under which we could form a joint venture when the right time comes.”

“We are looking forward to adding the HEC line of alternate energy power generation systems to our product line” states S.P. Jain, Managing Director for Belliss India Limited. “We believe there is solid market potential emerging for hydrogen fueled power systems that are typically grid independent.”

Currently, Belliss provides steam turbines for electricity generation throughout India, where demand for electricity is growing rapidly. Much of the steam reformer generation is fueled by coal, and India is seeking greener ways of generating power. By combining wind turbines with Hydrogen Engine Center’s product line, Belliss anticipates it will be able to offer a constant and stable power supply to virtually anywhere in India, even where the national grid doesn’t run.

The key is to use excess wind-generated electricity to produce hydrogen that can be used to produce electricity when the wind speeds are not generating sufficient power to meet demand. In this scenario hydrogen is produced by electrolyzing water, splitting the hydrogen from the oxygen. Because there is no carbon in the process, the operation is much cleaner than existing coal-fired generating plants.

Apart from designing and manufacturing new turbines, Belliss also offers its expertise in retrofitting Belliss turbines to suit changed steam conditions or increased output. Cogeneration schemes can also be devised by Belliss with proper Heat Balance/Utilization for achieving optimum system efficiency.

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines, engine controls and fuel delivery systems and power generation equipment for distributed power, agricultural, industrial, airport ground support, off-road vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, ammonia, synthetic gas, coal bed methane, gasoline, and ethanol. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511 and 3351 Boul Des Forges, Trois Rivieres, Quebec, Canada G9A5H7. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

About Belliss India
Belliss India Limited is in the business of manufacturing steam turbines for numerous industrial users in the chemical, refinery and textile industries among others for over 35 years. Belliss turbines are generating over 1.5 giga-Watts (GW) of power in India and 12 other countries in power outputs from 20 kW to 20 MW. Belliss has installed approximately 2000 steam turbines, and the total power generation capacity of Belliss turbines commissioned to-date throughout India is more than 2,000 MW. http://www.bellissindia.com/Index.htm

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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